Exhibit 10.1

TRANSFER AND AMENDMENT AGREEMENT

dated 24 October 2005

for

AON CORPORATION

arranged by

CITIGROUP GLOBAL MARKETS LIMITED

ING BANK N.V.

THE ROYAL BANK OF SCOTLAND plc

with

CITIBANK INTERNATIONAL plc

acting as Agent

RELATING TO A FACILITY AGREEMENT DATED

7 February 2005

Ref: PHPS/ELF

CONTENTS

CLAUSE

1.	Definitions and interpretation
2.	Conditions precedent
3.	Representations
4.	Transfer by novation
5.	Amendments
6.	Consents, waivers and administrative details
7.	Transaction expenses
8.	Fee
9.	Miscellaneous
10.	Governing law

THE SCHEDULES

i

THIS AGREEMENT is dated 24 October 2005 and made between:

(1)                            AON CORPORATION, a company incorporated in the State of Delaware (the “Company”);

(2)                            THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Parties) as borrowers (the “Borrowers”);

(3)                            CITIGROUP GLOBAL MARKETS LIMITED, ING BANK N.V. and THE ROYAL BANK OF SCOTLAND plc (whether acting individually or together the “Arranger”);

(4)                            THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Parties) as existing lenders (the “Existing Lenders”);

(5)                            THE FINANCIAL INSTITUTIONS listed in Part III of Schedule 1 (The Parties) as new lenders (the “New Lenders”); and

(6)                           CITIBANK INTERNATIONAL plc as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Amended Agreement” means the Original Facility Agreement, as amended by this Agreement.

“Amendment Documents” means this Agreement and the Amendment Fee Letter.

“Amendment Fee Letter” means the letter dated 16 September 2005 between the Company, the Agent, and Citigroup Global Markets Limited setting out certain fees payable in connection with this Agreement.

“Effective Date” means 27 October 2005.

“Original Facility Agreement” means the €650,000,000 facility agreement dated 7 February 2005 between the Company, the Borrowers, the Agent, the Arranger and the Existing Lenders.

“Outgoing Lenders” means Banca di Roma S.p.A. London Branch and RBC Finance B.V.

1.2                           Incorporation of defined terms

(a)                            Unless a contrary indication appears, a term defined in the Original Facility Agreement has the same meaning in this Agreement.

(b)                           The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3                           Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause of or a Schedule to this Agreement.

1.4                           Third Party Rights

A person who is not a party to this Agreement (other than the Finance Parties) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5                           Designation

In accordance with the Original Facility Agreement, each of the Company and the Agent designate this Agreement as a Finance Document.

2.                                 CONDITIONS PRECEDENT

The provisions of Clause 4 (Transfer by Novation) and Clause 5 (Amendments) shall be effective only if, not later than 10.00am (London time) three Business Days before the Effective Date, the Agent has received all the documents and other evidence listed in Schedule 3 (Conditions precedent) in form and substance satisfactory to the Agent.  The Agent shall notify the Company, the Existing Lenders and the New Lenders promptly upon being so satisfied.

3.                                 REPRESENTATIONS

Each Obligor makes the Repeating Representations, and the representations and warranties in Clause 19.6 (No default) and Clause 19.16 (Taxes) of the Original Facility Agreement, by reference to the facts and circumstances then existing:

(a)                                   on the date of this Agreement; and

(b)                                  on the Effective Date,

but as if references in Clause 19 (Representations) of the Original Facility Agreement to “this Agreement” were instead to this Agreement and, on the Effective Date, to the Amended Agreement. For the purposes of each Obligor making the representations contained in Clause 19.11 (No proceedings pending or threatened) and Clause 19.15 (No Material Adverse Change) of the Original Facility Agreement on the date of this Agreement, references in those clauses to the “Disclosed Claims” shall be deemed to be to the “Disclosed Claims” as defined in paragraph 3 of Schedule 4 (Amendments to Original Facility Agreement) of this Agreement.

4.                                 TRANSFER BY NOVATION

4.1                           Transfer by novation

On the Effective Date (whether or not a Default is continuing) each Existing Lender shall transfer by novation all or part of its Commitments, rights and obligations under the Original Facility Agreement to another Existing Lender and/or to a New Lender, so that:

(a)                                   each New Lender will become a Lender under the Amended Agreement with a Facility A Commitment and a Facility B Commitment as set out in the relevant columns in Schedule 2 (The Lenders);

(b)                                  the Facility A Commitment and the Facility B Commitment of each Existing Lender (other than each Outgoing Lender) shall be adjusted (to the extent applicable) to the respective amounts set out in the relevant columns opposite its name in Schedule 2 (The Lenders);

(c)                                   the Commitments of each Outgoing Lender shall be reduced to zero and each Outgoing Lenders shall cease to be a Lender;

(d)                                  each New Lender will become a Lender under the Amended Agreement with a participation in each Loan as notified to it by the Agent pursuant to paragraph (a) of Clause 4.5 (Lenders’ participations) of this Agreement; and

(e)                                   each Existing Lender’s participation in each Loan shall be as notified to it by the Agent pursuant to paragraph (a) of Clause 4.5 (Lenders’ participations) of this Agreement.

4.2                           Procedure for transfer by novation

The transfer by novation set out in Clause 4.1 (Transfer by novation) shall take effect on the Effective Date so that:

(a)                                   to the extent that in Clause 4.1 (Transfer by novation) each Existing Lender seeks to transfer by novation its applicable rights and obligations, each of the Obligors and each Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(b)                                  each of the Obligors, each relevant Existing Lender and each New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the relevant Existing Lender or New Lender have assumed and/or acquired the same in place of that Obligor and that Existing Lender or New Lender;

(c)                                   the Agent, the Arranger, each New Lender and the other Lenders specified in Schedule 2 shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had each Lender and New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer by novation and to that extent the Agent, the Arranger and the relevant Existing Lender shall each be released, as applicable, from further obligations to each other under the Finance Documents; and

(d)                                  each New Lender shall become a party to the Amended Agreement as a “Lender”.

4.3                           Amounts due on or before the Effective Date

(a)                            Each Borrower agrees that it shall pay to the Agent, for the account of each Existing Lender whose Commitments and existing Loans are to be reduced or cancelled pursuant to this Agreement, within three Business Days of demand by that Existing Lender, its Break Costs attributable to that part of a Loan being paid to that Existing Lender on a day other than the last day of an Interest Period for that Loan. Each such Existing Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for that Interest Period in which they accrue.

(b)                           Each Borrower agrees that it shall pay to the Agent, for the account of each New Lender, within three Business Days of demand by that New Lender, any cost, loss or liability incurred by that New Lender as a result of funding, or making arrangements to fund, the portion of any Loan which is transferred to it in accordance with this Clause 4 or where its cost of funding such portion of a Loan is in excess of the interest amount due to it (excluding the Margin) under the Amended Agreement.

(c)                            Any amounts due and accrued to the Existing Lenders by the Obligors pursuant to any Finance Document (including, without limitation, all interest, fees and commission payable on or up to the Effective Date) in respect of any period ending on or before the Effective Date, or any continuing period up to the Effective Date, shall be for the account of the Existing Lenders, and none of the New Lenders shall have any interest in, or any rights in respect of, any such amount.

(d)                           Interest on outstanding Loans and commitment fee shall, for the avoidance of doubt, with effect from (and including) the Effective Date be calculated by reference to the reduced Margin and commitment fee as specified in the Amended Agreement.

4.4                           Limitation of responsibility

(a)                            Each New Lender and each Existing Lender (other than each Outgoing Lender) confirms that it:

(i)                                      has received a conformed copy of the Original Facility Agreement together with such other information as it has required in connection with this transaction;

(ii)                                   has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and the Amended Agreement and has not relied exclusively on any information provided to it by any Existing Lender in connection with any Finance Document; and

(iii)                                will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(b)                           Unless expressly agreed to the contrary, the Existing Lenders make no representation or warranty and assume no responsibility to the New Lenders or other Existing Lenders for:

(i)                                      the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                   the financial condition of any Obligor;

(iii)                                the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                               the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document,

and any representations or warranties implied by law are excluded.

(c)                            Nothing in any Finance Document obliges any Existing Lender to:

(i)                                      accept a re-transfer from any New Lender or other Existing Lender of any of the rights and obligations transferred by novation under this Agreement; or

(ii)                                   support any losses directly or indirectly incurred by a New Lender or other Existing Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

4.5                           Lenders’ participations

(a)                            The Agent shall notify each New Lender and each Existing Lender (other than each Outgoing Lender) of the amount, currency and Interest Period of each Facility A Loan and/or each Facility B Loan which was made before the Effective Date and which is to continue to be outstanding on the Effective Date and the amount, currency and Interest Period of its participation in such Facility A Loan and/or such Facility B Loan three Business Days before the Effective Date.

(b)                           Each New Lender shall make its participation in each Facility A Loan and/or each Facility B Loan referred to in paragraph (a) above available by the Effective Date.

5.                                 AMENDMENTS

5.1                           Amendments

With effect from the Effective Date the Original Facility Agreement shall be amended as set out in Schedule 4 (Amendments to Original Facility Agreement).

5.2                           Continuing obligations

The provisions of the Original Facility Agreement and the other Finance Documents (including the guarantee and indemnity of the Company) shall, save as amended by this Agreement, continue in full force and effect.

6.                                 CONSENTS, WAIVERS AND ADMINISTRATIVE DETAILS

6.1                           Administrative details

Each New Lender has delivered to the Agent its Facility Office details and address, fax number and attention details for the purpose of Clause 31.2 (Addresses) of the Amended Agreement.

6.2                           Consents and Waivers

(a)                            The Company, each other Obligor, the Arranger, the Existing Lenders and the Agent:

(i)                                      consent to the New Lenders becoming Lenders; and

(ii)                                   waive the requirements of Clause 24 (Changes to the Lenders) of the Original Facility Agreement, except for (A) the requirement that each New Lender must be a Professional Market Party in accordance with Clause 24.1 (Assignments and transfers by the Lenders) of the Original Facility Agreement, and (B) Clause 24.8 (Professional Market Party) of the Original Facility Agreement for the purposes of this Agreement and for the transfers and novations effected pursuant to this Agreement.

(b)                           The Agent waives the requirement for the payment of the fee referred to in Clause 24.3 (Assignment or transfer fee) of the Original Facility Agreement in respect of the transfers by novation effected pursuant to this Agreement.

6.3                           Acknowledgement

Each party to this Agreement (other than each Outgoing Lender) acknowledges that, pursuant to the amendments effected by Clause 5 (Amendments) of this Agreement, each New Lender and each Existing Lender (other than each Outgoing Lender) will be a Lender under the Amended Agreement with a Facility A Commitment and a Facility B Commitment as set out in the relevant column opposite its name in Schedule 2 (The Lenders).

7.                                 TRANSACTION EXPENSES

The Company shall within three Business Days of demand reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

8.                                 FEE

The Company shall pay the fees in the amounts and on the dates agreed in the Amendment Fee Letter.

9.                                 MISCELLANEOUS

9.1                           Incorporation of terms

The provisions of Clause 31 (Notices) and Clause 39 (Enforcement) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

9.2                           Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.                           GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Parties

PART I

The Borrowers

Name of Borrower	Jurisdiction of Incorporation	Registration number (or equivalent, if any)

AON FINANCE LIMITED	England and Wales	000777539

AON LIMITED	England and Wales	00210725

AON FRANCE S.A.	France	682019377 RCS NANTERRE

AON HOLDINGS B.V.	The Netherlands	24191863

AON JAUCH & HÜBENER HOLDINGS GMBH	Germany	AG Hamburg, HRB 54969

AON FINANCE N.S.1, ULC	Canada (Nova Scotia)	3092079

PART II

The Existing Lenders

Citibank International plc

ING Bank N.V.

The Royal Bank of Scotland plc

Australia and New Zealand Banking Group Limited

Barclays Bank PLC

CALYON

National Australia Bank Limited A.B.N. 12 004 044 937

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

Banca di Roma S.p.A. London Branch

Banco Santander Central Hispano, S.A.

Commerzbank Aktiengesellschaft, London Branch

JP Morgan Chase Bank N.A.

Natexis Banques Populaires

RBC Finance B.V.

Standard Chartered Bank

The Bank of New York

PART III

The New Lenders

Fortis International Finance (Dublin)

HSBC Bank plc

Royal Bank of Canada Europe Limited

SCHEDULE 2

The Lenders

Name of Lender	Facility A Commitment	Facility B Commitment
	(€)	(€)

Citibank International plc	36,750,000.00	36,750,000.00

The Royal Bank of Scotland plc	36,750,000.00	36,750,000.00

ING Bank N.V.	36,750,000.00	36,750,000.00

Australia and New Zealand Banking Group Limited	24,000,000.00	24,000,000.00

Barclays Bank PLC	24,000,000.00	24,000,000.00

CALYON	24,000,000.00	24,000,000.00

National Australia Bank Limited A.B.N. 12 004 044 937	12,500,000.00	12,500,000.00

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.	24,000,000.00	24,000,000.00

Banco Santander Central Hispano, S.A.	12,500,000.00	12,500,000.00

Commerzbank Aktiengesellschaft, London Branch	12,500,000.00	12,500,000.00

JP Morgan Chase Bank N.A.	12,500,000.00	12,500,000.00

Natexis Banques Populaires	12,500,000.00	12,500,000.00

Royal Bank of Canada Europe Limited	12,500,000.00	12,500,000.00

Standard Chartered Bank	12,500,000.00	12,500,000.00

Fortis International Finance (Dublin)	12,500,000.00	12,500,000.00

HSBC Bank plc	12,500,000.00	12,500,000.00

The Bank of New York	6,250,000.00	6,250,000.00

	325,000,000.00	325,000,000.00

SCHEDULE 3

Conditions precedent

1.                                 Obligors

(a)                            A copy of the constitutional documents of each Original Obligor or a certificate of an authorised signatory of each relevant Obligor certifying that the constitutional documents previously delivered to the Agent for the purposes of the Original Facility Agreement have not been amended and remain in full force and effect.

(b)                           An extract from the Dutch trade register (handelsregister) relating to the Dutch Borrower and an excerpt from the commercial register (dated no earlier than 10 days prior to the date of this Agreement) relating to the German Borrower.

(c)                            A copy of a resolution of the board of directors, the supervisory board of directors, or the general meeting of its shareholders, or equivalent corporate authority documentation as appropriate, of each Obligor or, in the case of the Company, a certificate of an authorised signatory of the Company setting out the terms of a resolution of the board of Directors:

(i)                                      approving the terms of, and the transactions contemplated by, the Amendment Documents to which it is a party and resolving that it execute the Amendment Documents to which it is a party; and

(ii)                                   authorising a specified person or persons to execute the Amendment Documents, and all documents and notices to be executed in connection with the Amendment Documents, to which it is a party on its behalf.

(d)                           A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above where not already held by the Agent.

(e)                            A certificate of the Company dated no earlier than the date of this Agreement (signed by an officer) confirming:

(i)                                      that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded;

(ii)                                   the representations made by the Company in this Agreement are true and accurate;

(iii)                                that since 31 December 2004, no event (excluding the effect of any Disclosed Claims) has occurred which has had, or could be reasonably expected to have a Material Adverse Effect;

(iv)                               that no litigation, arbitration, investigation or administrative proceedings of or before any court or agency have been started or, to the knowledge of the Company’s officers, been threatened against it or any of its Subsidiaries which, in each case, if adversely determined, could reasonably be expected to have a Material Adverse Effect, except for the Disclosed Claims;

(v)                                  that there is no subsisting unsatisfied judgement or award in an amount exceeding US $25,000,000 given against the Company of any of its Subsidiaries by any court, arbitrator, or other body; and

(vi)                               the Debt Rating Level as at that date.

(f)                              A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)                           In respect of the Dutch Borrower, a copy of the positive unconditional advice of any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of this Agreement, or confirmation that no such advice is required.

2.                                 Legal opinions

(a)                            Legal opinions of Linklaters, legal advisers to the Arranger and the Agent in England, France, Germany and The Netherlands (excluding capacity and authority);

(b)                           A legal opinion of Cox Hanson O’Reilly Matheson, legal advisers to the Arranger and the Agent in the Canadian province of Nova Scotia;

(c)                            Legal opinions of in-house counsel of the Group in France, Germany, the Netherlands, the State of Illinois and, as to matters of the General Corporation Law, the State of Delaware, in each case in respect of capacity and authority; and

(d)                           A legal opinion of Sidley Austin Brown & Wood LLP, legal advisers to the Group in the US and Stewart McKelvey Stirling Scales, legal advisers to the Group in the Canadian province of Nova Scotia, in each case substantially in the form distributed to the Lenders prior to signing this Agreement.

3.                                 Other documents and evidence

(a)                            The latest financial statements of each Obligor audited to the extent required by law of the jurisdiction of incorporation of such Obligor.

(b)                           Evidence that the Amendment Fee Letter has been duly executed by the parties to it.

(c)                            Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 7 (Transaction Expenses) and Clause 8 (Fee) have been paid or will be paid.

(d)                           The original letter relating to the effective global rate (taux effectif global) in the form of the letter at Schedule 5 (Form of TEG Letter) to this Agreement and countersigned on behalf of the French Borrower.

(e)                            A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly prior to the date of this Agreement) in connection with the entry into and performance of the transactions contemplated by any Amendment Document or for the validity and enforceability of any Amendment Document.

SCHEDULE 4

Amendments to Original Facility Agreement

1.                                 The definition of “Cananwill Documents” shall be deleted.

2.                                 The following definition shall be inserted:

“Amendment Agreement” means the agreement dated 24 October 2005 relating to this Agreement.

3.                                 The definition of “Disclosed Claims” shall be deleted and replaced with the following:

““Disclosed Claims” means any investigation, litigation or proceedings disclosed in:

(a)                                   the Company’s annual report on Form 10-K for the year ended 31 December 2004;

(b)                                  the Company’s quarterly report on Form 10-Q for the fiscal quarter ended 30 June 2005; and

(c)                                   the Company’s Form 8-K dated 6 December 2004,

in each case as filed with the US Securities and Exchange Commission.”

4.                                 The definition of “Facility A Commitment” and “Facility B Commitment” shall be amended by the deletion of the words “in Part 2 of Schedule 1 (The Original Parties)” in paragraph (a) of each such definition and the replacement of the words “in Schedule 2 (The Lenders) of the Amendment Agreement”.

5.                                 The definition of “Margin” shall be deleted and replaced with the following:

““Margin” means, in relation to a particular Interest Period, the rate per annum determined by reference to the credit ratings assigned by Moody’s and S&P to the Company’s long-term senior unsecured debt not credit enhanced (each a “long term credit rating”) last published (and not withdrawn) before the Quotation Day for that Interest Period, in accordance with the following table:

Row	Rating	Facility A Margin (per cent. p.a.)	Facility B Margin (per cent. p.a.)

1.	A-/A3 or above	0.20	0.20

2.	BBB+/Baa1	0.25	0.25

3.	BBB/Baa2	0.30	0.30

4.	BBB-/Baa3 or below	0.45	0.45

However:

(a)                                   if the long-term credit ratings assigned by Moody’s and S&P differ by (no more than) one rating row in the above table, the Margin will be the rate which is set out in the higher of the applicable rating rows;

(b)                                  if the long-term credit rating assigned by Moody’s or S&P differ by more than one rating row in the above table, the Margin will be the rate which is set out in the row in the above table immediately below the higher of the two applicable ratings; and

(c)                                   if there is no, or only one, current long-term credit rating, or whilst an Event of Default is outstanding, the Margin will be the applicable rate set out in row 4 above.”.

6.                                 The definition of “Repeating Representations” shall be amended by the deletion of “,19.15 (No Material Adverse Change)”.

7.                                 The definition of “Termination Date” shall be deleted and replaced with the following:

““Termination Date” means:

(a)                                   in relation to Facility A, the date which is 5 years after the date of the Amendment Agreement; and

(b)                                  in relation to Facility B, the date which is 5 years after the date of the Amendment Agreement,

in each case, subject to Clause 7.2 (Extension Option).”.

8.                                 Clause 2.1 (The Facilities) shall be amended by the insertion of the words “in each case, with an extension option” in a new paragraph after paragraph (b).

9.                                 Clause 7 (Repayment) shall be amended by converting the existing paragraph (Repayment of Loans) into Clause 7.1 (Repayment of Loans) and inserting the following new Clause 7.2:

“7.2           Extension Option

(a)                                   The Company may request that the Termination Date of each Facility be extended subject to the terms of this Clause 7.2:

(i)                                  by giving notice to the Agent, in respect of each Facility, not less than 45 days (and not more than 90 days) before the date which is one year after the date of the Amendment Agreement with the effect that the Termination Date shall be the sixth anniversary of the date of the Amendment Agreement (the “Sixth Anniversary”); or

(ii)                               by giving notice to the Agent, in respect of each Facility, not less than 45 days (and not more than 90 days) before the date which is two years after the date of the Amendment Agreement:

(A)                           if the Company has requested an extension pursuant to paragraph (a)(i) of this Clause 7.2 above and such extension was agreed between the Company and a Lender (an “Extending Lender”), with the effect that the Termination Date shall be the seventh anniversary of the date of the Amendment Agreement (the “Seventh Anniversary”) with respect to each Extending Lender’s Commitment which has agreed to the extension and its participation in the Loans; or

(B)                             if (a) the Company has not requested an extension pursuant to paragraph (a)(i) of this Clause 7.2 above or (b) an extension pursuant to such request was not agreed between the Company and a Lender (a “Non-Extending Lender”), with the effect that the Termination Date shall be the Sixth Anniversary with respect to each Lender or (as applicable) Non-Extending Lender’s Commitment and its participation in the Loans.

(b)                                  A notice served by the Company pursuant to paragraph (a) of this Clause 7.2 above shall be irrevocable.

(c)                                   The Agent shall promptly notify each Lender of any such request.

(d)                                  Each Lender shall notify the Agent of its decision (which shall be in its sole discretion) whether or not to agree to the request not later than 25 days before the date which is:

(i)                                  in respect of a request pursuant to Clause 7.2(a)(i), one year after the date of the Amendment Agreement (and, if any Lender has not notified the Agent of its acceptance of the request on or before such date, it shall be deemed to have refused such request); or

(ii)                               in respect of a request pursuant to Clause 7.2(a)(ii), two years after the date of the Amendment Agreement (and, if any Lender has not notified the Agent of its acceptance of the request on or before such date, it shall be deemed to have refused such request), and the Agent shall promptly notify the Company whether or not each Lender has agreed to the request.

(e)                                   Promptly following receipt of notification from the Agent pursuant to paragraph (d) above, the Company may elect by notice to the Agent to accept the extension offered by some or all of the Lenders.

(f)                                     The Agent shall promptly notify the relevant Lender(s) of any such acceptance in which case the Termination Date shall be extended in relation to the Commitments and participations of such Lender(s) as elected.

(g)                                  Notwithstanding any other provision in this Agreement, no request for a further extension under this Clause 7.2 shall extend the Termination Date beyond the Seventh Anniversary.

(h)                                  If any of the Lenders agree to a request, the Company shall pay to the Agent (for the account of each Lender which has so agreed to the extension) a fee to be agreed at the time of such request, between the Company and the Lenders that have agreed to the request.

(i)                                      An extension of the Termination Date of a Facility by a Lender shall only be permitted if the Termination Date of the other Facility of that Lender is simultaneously extended.”.

10.                           Paragraph (a) of Clause 12.1 (Commitment fee) shall be amended by the deletion of “40 per cent.” and its replacement with “35 per cent.”.

11.                           A new Clause 12.4 shall be inserted as follows:

“12.4         Utilisation fee

(a)                                   The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 0.025 per cent. on each Lender’s participation in the Loans for the Availability Period on any day on which the amount of its participation in the Loans is more than 50 per cent. of the amount of its Commitment on that day.

(b)                                  In relation to any day on which a Lender’s Commitment equals zero but its participation in the Loans does not, for the purpose of calculating the utilisation fee its Commitment shall be deemed to be the amount at which it stood immediately before it first equalled zero.

(c)                                   The accrued utilisation fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period at the time the cancellation of the relevant Lender’s Commitment is effective or, if later, the last day on which any part of its participation in the Loans becomes repayable.”.

12.                           Paragraph (b) of Clause 22.4 (Merger) shall be deleted and replaced with the following:

“(b)                         the Company or any member of the Group may enter into any amalgamation, demerger, merger or reconstruction with any other person so long as, in the case of such a transaction to which the Company is a party, the Company is the continuing or surviving corporation, and, in the case of such a transaction to which any member of the Group is a party, the surviving corporation is a Subsidiary of the Company, and in any such case, prior to and after giving effect to such amalgamation, demerger, merger or reconstruction, no Default or Event of Default is continuing; and”

13.                           Clause 22.17 (Disposals) shall be deleted and replaced with the following:

“22.17                     Disposals

The Company will not, nor will it permit any member of the Group to lease, sell or otherwise dispose of assets which represent more than 25 per cent. of the consolidated gross assets of the Group, as would be shown in the consolidated financial statements of the Group as at the end of the quarter immediately preceding the date on which such determination is made, to any other person(s) in any Financial Year.”.

14.                           Clause 22.20 (Acquisitions and investments) shall be deleted.

15.                           Paragraph (f) of Clause 24.2 (Conditions of assignment or transfer) shall be deleted and replaced with the following:

“(f)                                    Any assignment or transfer by an Existing Lender to a New Lender shall only be effective if it transfers or assigns the Existing Lender’s share of each Facility pro rata.”.

16.                           Paragraph (c)(ii) of Clause 35.2 (Exceptions) shall be amended by the deletion of the words “as it relates” and their replacement with the insertion of the words “or Clause 12.4 (Utilisation fee) as they relate”.

SCHEDULE 5

Form of TEG Letter

To:	Aon France S.A.

From:	Citibank International plc (as Agent)

Dated:	[ ] October 2005

Dear Sirs

Aon France S.A.  – Aon Corporation -  €650,000,000 Facility Agreement
dated 7 February 2005  as amended by a transfer and amendment agreement dated 24 October 2005 (the “Agreement”)

1.                                 We refer to the Agreement.

2.                                 Terms defined in the Agreement shall bear the same meaning in this letter unless otherwise defined in this letter. References to Clauses in this letter are references to Clauses in the Agreement.

3.                                 We confirm that:

(a)                                   this is the letter relating to the effective global rate (taux effectif global) referred to in the Agreement;

(b)                                  you acknowledge that, due to the fact that interest payable under the Agreement is to be calculated on a floating rate basis by references to LIBOR or EURIBOR for Interest Periods selected by a Borrower, it is not possible to compute the effective global rate (“taux effectif global”) for the lifetime of the Facilities; and

(c)                                   in order to comply with the provisions of Articles L313-1 and L313-2 of the French “Code de la Consommation”, and only as an indication based on the assumptions described below, an example of calculation of the effective global rate can be given as follows:

(i)                                  for an Interest Period of three months and at € EURIBOR rate of [                   ] per annum, a rate for the Facilities (taux de période) of [                   ] per cent.;

(ii)                               for an Interest Period of six months and at £ LIBOR rate of [                   ] per annum, a rate for the Facilities (taux de période) of [                   ] per cent.

The above rates are given on an indicative basis and on the basis (a) that drawdown for the full amount of the Facilities will occur on the date hereof and will remain outstanding for the lifetime of the Facility, (b) that the EURIBOR/LIBOR rate, expressed as an annual rate, is as fixed on [insert date which is 2 or 3 days before the date of this letter] October 2005 and (c) that repayments occur at contractual maturity and not earlier and (d) that the Debt Rating Level of the Company is Level [                   ].  Such rates shall not be binding on the Arranger, the Agent or a Lender.

We should be grateful if you would confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.

This letter is designated a Finance Document.

Yours faithfully

Citibank International plc (as Agent)

We agree to the above.

AON France S.A.

SIGNATURES

The Company

Aon Corporation

By:	/s/ Diane Aigotti

The Borrowers

Aon Finance Limited

By:	/s/ Francis Marjoribanks

Aon Limited

By:	/s/ Francis Marjoribanks

Aon France S.A.

By:	/s/ Eric Bocquet

Aon Holdings B.V.

By:	/s/ L.J. Langenberg

Aon Jauch & Hübener Holdings GmbH

By:	/s/ Wolf-Jürgen Thürnagel

Aon Finance N.S.1, ULC

By:	/s/ Douglas Swartout

The Arranger

Citigroup Global Markets Limited

By:	/s/ Kim W. McNamara

ING Bank N.V.

By:	/s/ Kim W. McNamara

The Royal Bank of Scotland plc

By:	/s/ Kim W. McNamara

The Existing Lenders

For the purposes of the Dutch Banking Act and the Dutch Banking Act Exemption Regulation, by signing this Agreement, each Existing Lender (other than from the Effective Date each Outgoing Lender) represents and warrants for the benefit of each Dutch Borrower that it is a Professional Market Party.

Citibank International plc

By:	/s/ Kim W. McNamara

Citigroup Global Market Deutschland AG & Co (Facility Office for the purpose of German Borrowers pursuant to Clause 5.5 (Designated Entities) of the Original Facility Agreement)

By:	/s/ Kim W. McNamara

Citibank, N.A. (Facility Office for the purpose of Canadian Borrowers pursuant to Clause 5.5 (Designated Entities) of the Original Facility Agreement)

By:	/s/ Kim W. McNamara

ING Bank N.V.

By:	/s/ Kim W. McNamara

The Royal Bank of Scotland plc

By:	/s/ Kim W. McNamara

Australia and New Zealand Banking Group Limited

By:	/s/ Kim W. McNamara

Barclays Bank PLC

By:	/s/ Kim W. McNamara

CALYON

By:	/s/ Kim W. McNamara

National Australia Bank Limited A.B.N. 12 004 044 937

By:	/s/ Ray Catt

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

By:	/s/ C. de Vries
/s/ H.H.J. Djikstra

Banca di Roma S.p.A. London Branch

By:	/s/ Kim W. McNamara

Banco Santander Central Hispano, S.A.

By:	/s/ Steven Wahnon
/s/ Cesar Quintana

Commerzbank Aktiengesellschaft, London Branch

By:	/s/ Kim W. McNamara

JP Morgan Chase Bank N.A.

By:	/s/ Kim W. McNamara

J.P. Morgan Europe Limited (Facility Office for the purpose of German Borrowers and French Borrowers pursuant to Clause 5.5 (Designated Entities) of the Original Facility Agreement)

By:	/s/ Kim W. McNamara

Natexis Banques Populaires

By:	/s/ Kim W. McNamara

RBC Finance B.V.

By:	/s/ Kim W. McNamara

Standard Chartered Bank

By:	/s/ Kim W. McNamara

The Bank of New York

By:	/s/ Kim W. McNamara

The New Lenders

For the purposes of the Dutch Banking Act and the Dutch Banking Act Exemption Regulation, by signing this Agreement, each New Lender represents and warrants for the benefit of each Dutch Borrower that it is a Professional Market Party.

Fortis International Finance (Dublin)

By:	/s/ Yvan Fonck

HSBC Bank plc

By:	/s/ Kim W. McNamara

Royal Bank of Canada Europe Limited

By:	/s/ Kim W. McNamara

Royal Bank of Canada acting through its London Branch (Facility Office for the purpose of Canadian Borrowers pursuant to Clause 5.5 (Designated Entities) of the Original Facility Agreement).
/s/ Kim W. McNamara

The Agent

Citibank International plc

By:	/s/ Kim W. McNamara